Exhibit 23.m.14.

PHOENIX OPPORTUNITIES TRUST

(the “Fund”)

AMENDMENT NO. 4 TO

CLASS C SHARES

AMENDED AND RESTATED DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 31st day of January, 2008 amends that certain Class C Shares Amended and Restated Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated March 1, 2007 as amended on June 27, 2007, September 24, 2007 and October 1, 2007 by and for the Fund (the “Plan”) as herein below provided.

W I T N E S S E T H :

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the addition of a new series to the Fund which has been approved as a party to the Plan.

NOW, THEREFORE, in consideration of the foregoing premises, the Fund hereby agrees that the Plan is amended as follows:

1. Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part hereof.

2. Except as herein provided, the Plan shall be and remain unmodified and in full force and effect.

APPENDIX A

Name of Series

Phoenix Bond Fund

Phoenix Core Bond Fund

Phoenix Diversifier PHOLIO

Phoenix Foreign Opportunities Fund

Phoenix Global Utilities Fund

Phoenix High Yield Fund

Phoenix International Real Estate Securities Fund

Phoenix International Strategies Fund

Phoenix Market Neutral Fund

Phoenix Multi-Sector Fixed Income Fund

Phoenix Multi-Sector Short Term Bond Fund

Phoenix Real Estate Securities Fund

Phoenix Senior Floating Rate Fund

Phoenix Wealth Accumulator PHOLIO

Phoenix Wealth Builder PHOLIO

Phoenix Wealth Guardian PHOLIO

Phoenix Worldwide Strategies Fund

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